Exhibit 99.1

Infinity Receives Fast Track Designation for Eganelisib in Combination with a Checkpoint
Inhibitor and Chemotherapy for First-Line Treatment of Advanced TNBC

CAMBRIDGE, Mass.—September 29, 2020 -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) announced today that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation for eganelisib (IPI-549) in combination with a checkpoint inhibitor and chemotherapy for the treatment of patients with inoperable locally advanced or metastatic triple-negative breast cancer (TNBC), in the first-line setting. Infinity is currently enrolling patients in MARIO-3, the Company’s ongoing Phase 2 study in collaboration with Roche/Genentech to evaluate eganelisib in a novel triple combination front-line regimen with Tecentriq® and Abraxane® in TNBC. Earlier this year Infinity also received Fast Track designation for eganelisib in combination with the checkpoint inhibitor Opdivo® for the treatment of advanced urothelial cancer which the company is studying in MARIO-275, the company’s global, randomized, controlled Phase 2 study in patients with advanced urothelial cancer.

“Fast Track designation is an exciting regulatory milestone that bolsters our momentum in TNBC,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “TNBC remains the deadliest form of breast cancer, and there is tremendous need to expedite the development of new treatments that have the potential to improve outcomes in these patients. We believe that adding eganelisib on top of standard of care in a novel triple combination front-line regimen with Tecentriq® and Abraxane® has the potential to provide meaningful benefits to patients and are particularly encouraged by the early signals of clinical activity we have seen in MARIO-3 to date. We look forward to presenting these important data later this year.”

Fast Track designation is designed to facilitate the development and expedite the review of drugs to treat serious conditions while fulfilling an unmet medical need, enabling drugs to reach patients more rapidly. A drug or treatment regimen that receives Fast Track designation may be eligible for more frequent interactions and communications with the FDA on matters pertaining to the drug’s clinical development plan as well as eligibility for accelerated approval and priority review.

MARIO-3 is a Phase 2 study in collaboration with Roche/Genentech to evaluate the addition of eganelisib to standard of care treatment with Tecentriq® and Abraxane® in a novel triple combination front-line regimen in patients with locally advanced and/or metastatic TNBC. The study is designed to enroll approximately 60 patients across two cohorts, approximately 30 patients with programmed death-ligand 1 (PDL1) positive disease based on immunohistochemistry (IHC) and 30 patients with PDL1 negative disease based on IHC. The primary objective of the study is Complete Response (CR) rate as measured by RECIST v1.1 with assessments conducted through month 12. Secondary measures include objective response rate (ORR), time to complete remission (TTCR), time to response (TTR), duration of Complete Response (DOCR), duration of response (DOR), and progression-free survival (PFS).

About Infinity and Eganelisib
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing eganelisib, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq® and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo® (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; plans to present data; the potential benefits of Fast Track designation; and the company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the company’s risk/benefit review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol-Myers Squibb.
Tecentriq® and Avastin® are registered trademarks of Roche.
Abraxane® is a registered trademark of Celgene.
Doxil® is a registered trademark of Janssen Products.

Contact
Ashley Robinson
LifeSci Advisors, LLC
Tel 617-430-7577
arr@lifesciadvisors.com